UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NUTANIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Nutanix, Inc.
1740 Technology Drive, Suite 150
San Jose, California 95110

Notice of Annual Meeting of Stockholders
To Be Held On December 18, 2017 at 9 a.m. PT

To the Stockholders of Nutanix, Inc.

On behalf of our board of directors, it is our pleasure to invite you to attend the 2017 annual meeting of stockholders of Nutanix, Inc., a Delaware corporation. The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX, originating from San Jose, California, on Monday, December 18, 2017 at 9 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class I directors, Susan L. Bostrom, Steven J. Gomo and Jeffrey T. Parks, to serve until the annual meeting of stockholders to take place after the end of fiscal 2020.
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2018.
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy materials accompanying this notice.

The record date for the meeting is October 20, 2017. Only stockholders of record of our Class A common stock and Class B common stock at the close of business on that date may vote at the meeting or any adjournment thereof.

On or about November 3, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

By Order of the Board of Directors

Dheeraj Pandey
Chief Executive Officer and Chairman

San Jose, California
November 3, 2017

You are cordially invited to attend the virtual annual meeting. YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the meeting, you must follow the instructions from your broker, bank or other agent.

NUTANIX, INC.
PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Nutanix, Inc.
Proxy Statement

For the 2017 Annual Meeting of Stockholders
To Be Held On Monday, December 18, 2017 at 9 a.m. PT

Our board of directors is soliciting your proxy to vote at the 2017 annual meeting of stockholders, or the Annual Meeting, of Nutanix, Inc., a Delaware corporation, to be held via live webcast at www.virtualshareholdermeeting.com/NTNX, originating from San Jose, California, on Monday, December 18, 2017 at 9 a.m. Pacific Time, and any adjournment or postponement thereof.

For the meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K, to our stockholders primarily via the Internet. On or about November 3, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, that contains the notice of the meeting and instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.

Only stockholders of record of our Class A common stock and Class B common stock at the close of business on October 20, 2017 will be entitled to vote at the meeting. On this record date, there were 107,881,659 shares of Class A common stock and 51,863,144 shares of Class B common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at our address above. The stockholder list will also be available online during the meeting to those that attend the meeting.

In this proxy statement, we refer to Nutanix, Inc. as “Nutanix,” “we” or “us” and the board of directors of Nutanix as “our board of directors.” Nutanix’s Annual Report on Form 10-K, which contains consolidated financial statements as of and for the year ended July 31, 2017, accompanies this proxy statement. You also may obtain, without charge, a copy of Nutanix’s Annual Report on Form 10-K for fiscal year 2017, which was filed with the Securities and Exchange Commission, or SEC, by writing to our Secretary at 1740 Technology Dr., Suite 150, San Jose, CA 95110.

Questions and Answers
About these Proxy Materials and Voting

The information provided in the “questions and answers” format below is for your convenience only and is merely a summary of the information contained in the proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website addressed in this proxy statement are inactive textual references only.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

We have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice because the board of directors of Nutanix is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We expect to mail the Notice on or about November 3, 2017 to all stockholders of record entitled to vote at the meeting.

How do I attend and participate in the Annual Meeting online?

We will be hosting the meeting via live webcast only. Any stockholder can attend the meeting live online at www.virtualshareholdermeeting.com/NTNX. The webcast will start at 9 a.m. Pacific Time. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/NTNX.

Who can vote at the meeting?

Only stockholders of record at the close of business on October 20, 2017 will be entitled to vote at the meeting. On this record date, there were 107,881,659 shares of Class A common stock and 51,863,144 shares of Class B common stock outstanding and entitled to vote, together referred to as our common stock.

Stockholder of Record: Shares Registered in Your Name

If, on October 20, 2017, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on October 20, 2017, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. Since you are not the stockholder of record, you may vote your shares online during the meeting only by following the instructions from your broker, bank or other agent.

What matters am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class I directors to hold office until the annual meeting of stockholders to take place after the end of fiscal 2020; and
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018.

What if another matter is properly brought before the meeting?

Our board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the meeting, vote by proxy through the Internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote online during the Annual Meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/NTNX, starting at 9 a.m. PT on December 18, 2017.
•	To vote online before the meeting, go to www.proxyvote.com.
•	To vote by toll-free telephone at 1-800-690-6903 if you are a stockholder of record or 1-800-454-8683 if you are a “beneficial” stockholder (be sure to have your Notice or proxy card in hand when you call).
•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.

If we receive your vote by Internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the meeting, we will vote your shares as you direct.

To vote, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name”.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.

Can I change my vote?

Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a written notice that you are revoking your proxy to our Secretary at 1740 Technology Dr., Suite 150, San Jose, California 95110.
•	You may attend and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote during the meeting, or through the Internet, by telephone or by completing your proxy card before the meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present but have no effect on the outcome of matters voted.

A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

Proposal 1, the election of our Class I directors, is a non-routine matter so your broker or nominee may not vote your shares on Proposal 1 without your instructions. Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018, is a routine matter so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote, your shares will be voted FOR the election of all three nominees for Class I director, and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How many votes do I have?

Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors.

How do I find out whether I have Class A common stock or Class B common stock?

If you are unsure whether you hold shares of Class A common stock or Class B common stock, contact our stock administrator at stocks@nutanix.com.

How many votes are needed to approve each proposal?

•	Proposal 1: The three nominees for Class I directors receiving the highest number of FOR votes will be elected. Only votes FOR will affect the outcome and any shares not voted FOR a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
•	Proposal 2: The ratification of the selection of our independent registered public accounting firm must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes and abstentions will have no effect as a vote on the outcome of this proposal.

How are votes counted?

You may either vote FOR all the Class I nominees to our board of directors, or you may ABSTAIN your vote for any nominee you specify. For the ratification of the selection of our independent auditors, you may vote FOR or you may ABSTAIN from voting. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. Abstentions and broker non-votes will have no effect on determining whether the affirmative vote constitutes a majority in voting power of the shares present at the meeting or represented by proxy and voting for any proposal. However, because approval of these proposals also requires the affirmative vote of a majority in voting power of the shares necessary to constitute a quorum, broker non-votes and abstentions could prevent the approval of these proposals because they do not count as affirmative votes.

Who counts the votes?

We have engaged Broadridge Financial Solutions as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet (either prior to or during the meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for stockholder proposals to be brought before an annual meeting.

Our amended and restated bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Nutanix, Inc., 1740 Technology Drive, San Jose, CA 95110. To be timely for the 2018 annual meeting of stockholders, a stockholder's notice must be delivered to or mailed and received by our Secretary at our principal executive offices between August 20, 2018 and September 19, 2018. A stockholder's notice to the Secretary must also set forth the information required by our amended and restated bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and intended to be presented at the 2018 annual meeting of stockholders must be received by us not later than July 6, 2018 in order to be considered for inclusion in our proxy materials for that meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of common stock issued, outstanding and entitled to vote at the meeting are present at the meeting or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the stockholders entitled to vote that are present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

What are the implications of being an “emerging growth company”?

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, or IPO, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Nutanix, Inc.
Attention: Investor Relations
1740 Technology Drive, Suite 150
San Jose, California 95110

Board of Directors
and Corporate Governance

Nutanix is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted corporate governance guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other governance policies. In addition, our board of directors has adopted written charters for its standing committees (audit, compensation, and nominating and corporate governance), as well as a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our nominating and corporate governance committee reviews the corporate governance guidelines annually, and recommends changes to our board of directors as warranted. The corporate governance guidelines, the committee charters, and the code of business conduct and ethics, and any waivers or amendments to the code of business conduct and ethics, are all available on our investor relations website (http://ir.nutanix.com) in the “Governance” section.

Director Independence

Our Class A common stock is listed on the NASDAQ Global Select Market, or NASDAQ. Under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of our board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that each of Ms. Bostrom and Messrs. Conway, Gomo, McAdam, Mhatre, Parks and Scarpelli, representing seven of our eight current directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and were “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ. In addition, the board of directors determined that Bipul Sinha, a former member of our board of directors who resigned on October 27, 2017, was an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ during the fiscal year ending July 31, 2017 and through his resignation date.

Board Leadership

Our nominating and corporate governance committee periodically considers the leadership structure of our board of directors, including the separation (or lack thereof) of the chairperson and chief executive officer roles and/or appointment of a lead independent director of our board of directors, and makes such recommendations to our board of directors as our nominating and corporate governance committee deems appropriate. Our corporate governance guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.”

Currently, our board of directors believes that it is in the best interests of our company and our stockholders for our Chief Executive Officer, Mr. Pandey, to serve as both Chief Executive Officer and Chairman given his knowledge of our company and industry, and his strategic vision. Because Mr. Pandey has served and continues to serve in both these roles, in August 2015 our board of directors appointed Mr. Mhatre to serve as our lead independent director. As lead independent director, Mr. Mhatre will preside at all meetings of the board of directors at which the Chairman is not present, preside over executive sessions of our independent directors, serve as a liaison between our Chairman and our independent directors and perform such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.

Executive Sessions of Non-Employee Directors

In order to encourage and enhance communication among non-employee directors, and as required under applicable NASDAQ rules, our corporate governance guidelines provides that the non-employee directors will meet in executive sessions without management directors or company management on a periodic basis but no less than twice a year. Our lead independent director, Mr. Mhatre, is the presiding director at these meetings.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Chief Legal Officer at 1740 Technology Dr., Suite 150, San Jose, CA 95110. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our corporate governance guidelines, all such communication will be reviewed by the Chief Legal Officer, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairman of our board of directors.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee which have the composition and responsibilities described below. Our board of directors may establish other committees to facilitate the management of our business. Copies of the charters of the audit, compensation, and nominating and corporate governance committees are available in the “Governance” section of our investor relations website (http://ir.nutanix.com). Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Gomo, Parks and Scarpelli, each of whom is a non-employee member of our board of directors. Mr. Scarpelli is the Chairman of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of NASDAQ and the SEC. Our board of directors has also determined that each of Messrs. Gomo and Scarpelli qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of NASDAQ. The audit committee is responsible for, among other things:

•	selecting and hiring our registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	pre-approving the audit and any non-audit services to be performed by our registered public accounting firm;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm our audited and quarterly unaudited financial statements, the results of our annual audit, and our publicly filed reports;
•	reviewing and discussing with management and the independent registered public accounting firm our major financial risk exposures and steps managements has taken to monitor and control those exposures;
•	reviewing and overseeing any related-person transactions; and
•	preparing the audit committee report in our annual proxy statement.

Compensation Committee

Our compensation committee is comprised of Messrs. McAdam, Mhatre and Parks, each of whom is a non-employee member of our board of directors. Mr. Parks is the Chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of NASDAQ and the SEC, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code. The compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;
•	administering our equity compensation plans;
•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and
•	reviewing the compensation disclosures in our annual proxy statement.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Messrs. McAdam, Mhatre and Parks, none of whom is or has been an officer or employee of our company. None of our executive officers currently serves, or during fiscal 2017 has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Mr. Mhatre, a member of our board of directors and our compensation committee, is affiliated with Lightspeed Venture Partners, which is a holder of approximately 7.3% of our total Class A common stock and Class B common stock combined as of October 20, 2017.

Mr. Parks, a member of our board of directors and our audit and compensation committees, is affiliated with Riverwood Capital Partners, which is a holder of approximately 2.3% of our total Class A common stock and Class B common stock combined as of October 20, 2017.

In connection with the purchases of our convertible preferred stock prior to our IPO we entered into an amended and restated investors’ rights agreement with the holders of such stock, including entities affiliated with Lightspeed Venture Partners and Riverwood Capital Partners. All shares of all classes of our preferred stock were converted into shares of Class B common stock as a result of our IPO, and this agreement provides, among other things, that such holders of our Class B common stock have the right to request that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, subject to certain exceptions.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Gomo and Mhatre, each of whom is a non-employee member of our board of directors. Mr. Mhatre serves as the chairman of the committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of NASDAQ. The nominating and corporate governance committee is responsible for, among other things:

•	determining the qualifications required to be a member of the board of directors, and recommending to the board of directors the criteria to be considered in selecting director nominees;
•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;
•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	developing and monitoring a set of corporate governance guidelines; and
•	reviewing and approving conflicts of interest of our directors and officers, other than related-person transactions reviewed by the audit committee.

Board and Committee Meetings and Attendance

Our board of directors is responsible for the oversight of company management and the strategy of our company and for establishing corporate policies. Our board of directors and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. Our board of directors met 10 times during our last fiscal year. The audit committee met five times during our last fiscal year. The compensation committee met four times during our last fiscal year. The nominating and corporate governance committee met two times during our last fiscal year. During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served.

We encourage our directors and nominees for director to attend our annual meeting of stockholders. We completed our IPO in October 2016 and did not have an annual meeting of our stockholders in 2016.

Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. Our board of directors, as a whole, determines the appropriate level of risk for Nutanix, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and addressing risks inherent in their respective areas.

Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking and evaluates compensation policies and practices that could mitigate such risks.

At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board of directors and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.

Nominations Process and Director Qualifications

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our policies, our certificate of incorporation and bylaws, our corporate governance guidelines, and the criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and bylaws, using the same criteria to evaluate all such candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth above under “Questions and Answers About these Proxy Materials and Voting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. legal, regulatory and NASDAQ listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines, and charters of the board committees, the nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee's field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. When considering nominees, our nominating and corporate governance committee may take into consideration many other factors, including among other things, a candidates’ character, integrity, judgment, independence, area of expertise, corporate experience, length of service, and potential conflicts of interest, the candidates’ other commitments, and the size and composition of the board of directors and the needs of the board of directors and its committees. Our board of directors and nominating and corporate governance committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our board of directors and success of the Company. Accordingly, through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects diversity, factoring in gender, race, ethnicity, differences in professional background, education, skill, and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience. The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.

The brief biographical description of each director set forth below in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

Proposal 1
Election Of Directors

Our board of directors consists of eight members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Our directors are divided into the three classes as follows:

•	Class I directors: Susan L. Bostrom, Steven J. Gomo and Jeffrey T. Parks, whose terms will expire at the upcoming meeting;
•	Class II directors: Craig Conway and Michael P. Scarpelli, whose terms will expire at the annual meeting of stockholders to be held after the end of fiscal 2018; and
•	Class III directors: John McAdam, Ravi Mhatre, and Dheeraj Pandey, whose terms will expire at the annual meeting of stockholders to be held after the end of fiscal 2019.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Nutanix.

Ms. Bostrom and Messrs. Gomo and Parks are currently directors of Nutanix and have been nominated to serve as Class I directors. Each of these nominees has agreed to stand for reelection at the meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the meeting, each of these nominees would serve until the annual meeting of stockholders to be held after the end of fiscal 2020 and until his or her successor has been duly elected, or if sooner, until the director’s death, resignation or removal.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us.

Nominees

Our nominating and corporate governance committee seeks to assemble a board of directors that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgement using its diversity of background and experience in various areas. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our board of directors. Each of the nominees listed below is currently a director and Messrs. Gomo and Parks was appointed to our board of directors prior to our IPO while Ms. Bostrom was appointed to the board of directors on October 27, 2017.

The following table sets forth, for the Class I nominees and our other directors who will continue in office after the meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held With Nutanix
Class I directors for election at this annual meeting of stockholders
Susan L. Bostrom	57	Director
Steven J. Gomo(1)(3)	65	Director
Jeffrey T. Parks(1)(2)	36	Director

Class II directors whose terms expire at the annual meeting of stockholders after fiscal 2018
Craig Conway	63	Director
Michael P. Scarpelli(1)	50	Director

Class III directors whose terms expire at the annual meeting of stockholders after fiscal 2019
John McAdam(2)	66	Director
Ravi Mhatre*(2)(3)	50	Director
Dheeraj Pandey	42	Chief Executive Officer and Chairman
*	Lead Independent Director
(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.

Nominees for Election Until the Annual Meeting of Stockholders to be Held After Fiscal 2020

Susan L. Bostrom has served as a member of our board of directors since October 2017. Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider, from January 2006 to January 2011. Prior to that, from 1997 to January 2006, Ms. Bostrom served in various positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom currently serves on the boards of directors, compensation committees and nominating and governance committees of Cadence Design Systems, Inc., an electronic design software company, ServiceNow, Inc., a company providing cloud-based solutions, and Varian Medical Systems, Inc., a manufacturer of medical devices and software. She serves as the Chair of the compensation committee of Varian, and the Chair of the nominating and governance committee of ServiceNow. Ms. Bostrom previously served as a member of the board of directors of Rocket Fuel Inc., an artificial intelligence media buying company, from February 2013 until its acquisition by Sizmek, Inc. in Septebmer 2017, and Marketo, Inc., a provider of software as a service marketing automation solutions, from May 2012 until its acquisition by Vista Equity Partners in August 2016. Ms. Bostrom holds a B.S. in Business from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business. We believe that Ms. Bostrom is qualified to serve as a member of our board of directors due to her extensive experience and leadership roles in the technology industry, and her experience serving on the board of directors of several public companies.

Steven J. Gomo has served as a member of our board of directors since June 2015. Mr. Gomo served as Executive Vice President, Finance and Chief Financial Officer of NetApp, Inc., a storage and data management company from October 2004 until his retirement in December 2011, as well as Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004. He currently serves on the board of directors and is Chair of the audit committee of Enphase Energy, Inc., a solar energy management device maker, and previously served on the board of directors of NetSuite Inc., a business management software company, from March 2012 until it was acquired in November 2016. Mr. Gomo also served on the board of directors and audit committee of SanDisk Corporation, a flash memory storage solutions and software company, from December 2005 until the company was acquired by Western Digital Corporation in May 2016. Mr. Gomo holds a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University. We believe Mr. Gomo is qualified to serve as a member of our board of directors because of his substantial corporate governance, operational and financial expertise gained from holding various executive positions at publicly-traded technology companies and from serving on the board of directors of several public companies.

Jeffrey T. Parks has served as a member of our board of directors since December 2013. Mr. Parks founded and has been a general partner of Riverwood Capital, a private equity firm, since January 2008. Mr. Parks currently serves on the board of directors of several privately-held companies. Prior to co-founding Riverwood Capital, Mr. Parks served as an investment executive with KKR & Co. L.L.P., a private equity firm, as an investment professional in the Principal Opportunities Fund at Oaktree Capital Management, an asset management firm, and as an investment banker at UBS, a global financial services company. Mr. Parks holds a B.A. in Economics and Mathematics from Pomona College, where he currently serves on the Board of Trustees. We believe Mr. Parks is qualified to serve as a member of our board of directors because of his extensive corporate governance and management experience with technology companies, including as a director and private equity investor.

Directors Continuing in Office Until the Annual Meeting of Stockholders to be Held After Fiscal 2018

Craig Conway has served as a member of our board of directors since October 2017. Mr. Conway previously served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company from 1999 to 2004. Mr. Conway currently serves on the board of directors and compensation committee of Salesforce.com, a cloud-based customer relationship management company, and on the board of directors and audit committee of Guidewire Software, Inc., a provider of software products to insurance companies. Mr. Conway also served as a director of Advanced Micro Devices, Inc., a semiconductor company, from September 2009 until May 2013. Mr. Conway holds a B.S. in Computer Science and Mathematics from the State University of New York at Brockport. We believe that Mr. Conway is qualified to serve as a member of our board of directors based on his extensive and broad management experience, gained from his background as the president and chief executive officer of multiple technology companies and from serving on the board of directors of several public companies.

Michael P. Scarpelli has served as a member of our board of directors since December 2013. Mr. Scarpelli has served as the Chief Financial Officer of ServiceNow, Inc., a company providing cloud-based solutions, since August 2011. From July 2009 to August 2011, Mr. Scarpelli served as Senior Vice President of Finance and Business Operations of the Backup Recovery Systems Division at EMC Corporation, a computer data storage company. Mr. Scarpelli served as Chief Financial Officer of Data Domain, Inc., an information technology company, from September 2006 to July 2009, when it was acquired by EMC. Mr. Scarpelli holds a B.A. in Economics from the University of Western Ontario. We believe Mr. Scarpelli is qualified to serve as a member of our board of directors because of his substantial corporate governance, operational and financial expertise gained as an executive at several companies in the technology industry.

Directors Continuing in Office Until the Annual Meeting of Stockholders to be Held After Fiscal 2019

John McAdam has served as a member of our board of directors since August 2015. Mr. McAdam served as the President and Chief Executive Officer of F5 Networks, Inc., a developer and provider of software-defined application services, from July 2000 to July 2015 and was re-appointed in December 2015 until his retirement in April 2017. Mr. McAdam currently serves as a director of F5 Networks. He also currently serves on the board of directors and the audit committee, and is Chair of the nominating and governance committee, of Tableau Software Inc., a company that provides business intelligence software, and on the board of directors and the nominating and governance committee, and is Chair of the compensation committee, of Apptio Inc., a company that provides solutions for technology business management. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland. We believe Mr. McAdam is qualified to serve on our board of directors because of his extensive executive management experience and substantial expertise in our industry.

Ravi Mhatre has served as our lead independent director since August 2015, and as a member of our board of directors since July 2010. Mr. Mhatre co-founded Lightspeed Venture Partners, a global technology venture capital firm, and has served as Managing Director of Lightspeed Venture Partners since August 1999. He currently serves on the board of directors of several private companies. Mr. Mhatre holds a B.S. in Electrical Engineering and a B.A. in Economics from Stanford University and an M.B.A. from Stanford University’s Graduate School of Business. We believe Mr. Mhatre is qualified to serve as a member of our board of directors because of his significant corporate finance and business expertise gained from his experience in the venture capital and IT industries, including his time spent serving on the boards of directors of various private technology companies. We also value his perspective as a representative of one of our largest stockholders.

Dheeraj Pandey co-founded our company and has served as our Chief Executive Officer and as the Chairman of our board of directors since our inception in September 2009, as well as our President from September 2009 until February 2016. Prior to joining us, Mr. Pandey served as Vice President, Engineering at Aster Data Systems (now Teradata Corporation), a data management and analysis software company, from February 2009 to September 2009 and as its Director of Engineering from September 2007 to February 2009. Mr. Pandey holds a B. Tech. in Computer Science from the Indian Institute of Technology, Kanpur, an M.S. in Computer Science from the University of Texas at Austin and was a Graduate Fellow of Computer Science in the Ph.D. program at the University of Texas at Austin. We believe that the perspective and experience that Mr. Pandey brings as our Chief Executive Officer and Chairman uniquely qualify him to serve on our board of directors.

Non-Employee Director Compensation

Fiscal 2017 Director Compensation Table

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the fiscal year ending July 31, 2017. Susan L. Bostrom and Craig Conway are not included on the table below as they were appointed to our board of directors in October 2017. Dheeraj Pandey, our Chief Executive Officer and Chairman, is also not included in the table below because he did not receive additional compensation for his service as a director. The compensation received by Mr. Pandey as an employee is shown below in “Executive Compensation-Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Steven J Gomo	—		—	—	—	—	—	—
John McAdam	—		—	—	—	—	—	—
Ravi Mhatre	—		—	—	—	—	—	—
Jeffrey T. Parks	—		—	—	—	—	—	—
Michael P. Scarpelli	$5,000	(1)	—	—	—	—	—	$5,000
Bipu Sinha(2)	—		—	—	—	—	—	—
(1)	Mr. Scarpelli received annual retainer fees in return for his service on the board of directors pursuant to the terms of an offer letter dated December 11, 2013. Such fees are no longer being paid to Mr. Scarpelli following the effectiveness of our non-employee director compensation policy described below.
(2)	Mr. Sinha resigned from our board of directors on October 27, 2017.

Non-Employee Director Compensation Policy

In November 2016, our board of directors adopted a new non-employee director compensation policy. Pursuant to the policy, on the date of each annual meeting of our stockholders, beginning with the 2017 Annual Meeting, each non-employee director will be granted an award of restricted stock units, or RSUs, with a total dollar value based on board and committee service as follows:

Board Member	$255,000
Committee Awards	Chair	Member
Audit	$20,000	$10,000
Compensation	$15,000	$7,500
Nominating and Governance	$10,000	$5,000

Each such annual RSU grant will vest in full on the earlier of (i) the day prior to the next annual meeting held after the date of grant or (ii) the one-year anniversary of the date of grant, in each case subject to the non-employee director continuing to provide service as a director through the applicable vesting date.

Any new non-employee director who is elected or appointed to our board of directors shall receive an initial grant of RSUs with a total dollar value equal to $450,000. Subject to the director continuing to provide service as a director through the applicable vesting date, each such initial RSU grant will vest as to one-third (1/3) of the RSUs subject to the initial award on each anniversary of the date of grant.

In the event of a change in control, each RSU award granted pursuant to this policy may be subject to accelerated vesting.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

Our board of directors recommends a vote FOR each Class I director nominee above.

Proposal No. 2
Ratification of Selection of Independent
Registered Public Accounting Firm

Our audit committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018 and has further directed that management submit this selection for ratification by the stockholders at the meeting. Although ratification by stockholders is not required by law, we have determined that it is good practice to request ratification of this selection by the stockholders. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the audit committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Deloitte & Touche LLP audited our financial statements for the fiscal years ending July 31, 2016 and 2017. Representatives of Deloitte & Touche LLP are expected to be present during the meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Nutanix and its stockholders.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ending July 31, 2016 and 2017.

	Fiscal Year Ended July 31,
	2016	2017
Audit fees(1)	$2,034,500	$2,166,100
Audit-related fees(2)	—	429,400
Tax fees(3)	408,778	411,135
Total fees	$2,443,278	$3,006,635
(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings. Fees for our fiscal years ended July 31, 2016 and 2017 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to our IPO completed in October 2016.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

All of the services provided by Deloitte & Touche LLP for our fiscal years ending July 31, 2016 and 2017 described above were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Our board of directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018.

Report of the Audit Committee

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2017 with the management of Nutanix. The audit committee has discussed with its independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board. The audit committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in Nutanix’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017.

The Audit Committee

Michael P. Scarpelli (Chair)
Steven J. Gomo
Jeffrey T. Parks

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nutanix under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of October 20, 2017, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each of our directors, (c) by each of our executive officers, and (d) by all of our current executive officers and directors as a group.

The percentage of shares beneficially owned shown in the table is based on 107,881,659 shares of Class A common stock and 51,863,144 shares of our Class B common stock outstanding as of October 20, 2017. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of October 20, 2017. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned						% of Total Voting Power(1)
	Class A			Class B
Name of Beneficial Owner	Shares	%		Shares	%
5% Stockholders:
Entities affiliated with Khosla Ventures(2)	—	—		13,274,060	25.6		21.2
Entities affiliated with Lightspeed Venture Partners(3)	190,363		*	11,441,783	22.1		18.3
Entities affiliated with Fidelity(4)	12,831,201	11.9		7,464,637	14.4		14.0
Ajeet Singh(5)	—	—		5,019,801	9.7		8.0
Entities affiliated with Riverwood Capital Partners(6)	—	—		3,704,464	7.1		5.9
Name Executive Officers and Directors:
Dheeraj Pandey(7)	297,012		*	11,503,842	22.2		18.4
Duston M. Williams(8)	89,227		*	1,255,000	2.4		2.0
David Sangster(9)	350,500		*	—	—			*
Steven J. Gomo(10)	53,125		*	—	—		—
Jeffrey T. Parks(11)	—	—		3,704,464	7.1		5.9
Bipul Sinha(12)	46,346		*	—	—			*
Michael P. Scarpelli(13)	—	—		275,000		*		*
Ravi Mhatre(14)	794,175		*	11,441,783	22.1		18.4
John McAdam(15)	47,812		*	—	—			*
All directors and executive officers as a group (11 persons)(16)	2,080,613	1.9		29,572,589	57.0		47.5
*	Denotes less than 1%
(1)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.
(2)	Consists of (i) 797,640 shares of Class B common stock held of record by Khosla Ventures IV (CF), L.P., or KV IV CF, and (ii) 12,476,420 shares of Class B common stock held of record by Khosla Ventures IV, L.P., or KV IV LP. The general partner of KV IV CF and KV IV LP is Khosla Ventures Associates IV, LLC, or KVA IV. VK Services, LLC is the sole manager of KVA IV. Vinod

Khosla is the managing member of VK Services, LLC. Each of Mr. Khosla, VK Services, LLC and KVA IV may be deemed to share voting and dispositive power over the shares held by KV IV CF and KV IV LP. Based on a Schedule 13G filing made on February 10, 2017. The address for each of these entities is 2128 Sand Hill Road, Menlo Park, California 94025.

(3)	Consists of (i) 11,441,783 shares of Class B common stock held of record by Lightspeed Venture Partners VIII, L.P., or Lightspeed VIII, and (ii) 190,363 shares of Class A common stock held of record by Lightspeed Venture Partners Select LP. Lightspeed Ultimate General Partner VIII, Ltd., or LUGP VIII, is the sole general partner of Lightspeed General Partner VIII, L.P., or LGP VIII, which serves as the sole general partner of Lightspeed VIII. Barry Eggers, Ravi Mhatre, Peter Y. Nieh and Christopher J. Schaepe, the directors of LUGP VIII, share voting and dispositive power with respect to the shares held of record by Lightspeed VIII. Lightspeed Ultimate General Partner Select, Ltd. is the sole general partner of Lightspeed General Partner Select, L.P., which is the sole general partner of Lightspeed Venture Partners Select, L.P. The individual directors of Lightspeed Ultimate General Partner Select, Ltd. are Christopher J. Schaepe, Barry Eggers, Jeremy Liew, Ravi Mhatre, Peter Nieh and John Vrionis. Messrs. Schaepe, Eggers, Liew, Mhatre, Nieh and Vrionis disclaim their beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address for each of these entities is 2200 Sand Hill Road, Menlo Park, California 94025.
(4)	Consists of 12,831,201 shares of Class A common stock and 7,464,637 shares of Class B common stock held by investment companies advised by FMR CO., INC. and Fidelity Management & Research (Hong Kong) Limited, both indirect wholly-owned subsidiaries of FMR LLC. Edward C. Johnson III is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC and shares voting and dispositive power with respect to all shares held by such entities. Members of the family of Edward C. Johnson III, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Edward C. Johnson III nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds, advised by Fidelity Management & Research Company, or FMR Co, a wholly-owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Based on a Schedule 13G/A filing made on October 10, 2017. The address for FMR LLC is 245 Summer Street, V13H, Boston, Massachusetts 02110.
(5)	Consists of (i) 500,000 shares of Class B common stock held of record by Ajeet Singh & Renu Saharan Co Trustees of the Singh/Sarahan 2014 Irrevocable Descendants Trust and (ii) 4,519,801 shares of Class B common stock held of record by Sing/Sarahan Revocable Trust Dated January 25, 2014 with Ajeet Singh and Renu Sarahan as Trustees. Based on a Schedule 13G filing made on May 19, 2017.
(6)	Consists of (i) 2,118,707 shares of Class B common stock held of record by Riverwood Capital Partners L.P., (ii) 730,458 shares of Class B common stock held of record by Riverwood Capital Partners (Parallel-A) L.P. and (iii) 855,299 shares of Class B common stock held of record by Riverwood Capital Partners (Parallel-B) L.P., collectively, the Riverwood Entities. Riverwood Capital, LP is the general partner of the Riverwood Entities. The general partner of Riverwood Capital, LP is Riverwood Capital GP Ltd. Riverwood Capital, LP and Riverwood Capital GP Ltd. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by the Riverwood Entities. All investment decisions with respect to the shares held by the Riverwood Entities are made by a majority vote of a six-member investment committee, comprised of Michael Marks, Christopher P. Varelas, Nicholas Brathwaite, Thomas Smach, Francisco Alvarez-Demalde and Jeffrey T. Parks. All voting decisions over the shares held by the Riverwood Entities are made by a majority vote of Riverwood Capital GP Ltd.’s eleven shareholders. Accordingly, no single natural person controls investment or voting decisions with respect to the shares held by the Riverwood Entities. The address for each of these entities is c/o Riverwood Capital Management, 70 Willow Road, Suite 100, Menlo Park, California 94025.
(7)	Consists of (i) 5,081,680 shares of Class B common stock held of record by The Pandey Revocable Trust for which Mr. Pandey and Mr. Pandey’s spouse serve as trustees, (ii) 3,000,000 shares of Class B common stock held of record by The Pandey 2017 Irrevocable Trust for which Mr. Pandey and his spouse serve as trustee, (iii) 1,674,912 shares of Class B common stock held of record by The Pandey 2016 Annuity Trust for which Mr. Pandey service as trustee, (iv) 297,012 shares of Class A common stock held by Mr. Pandey, and (vi) 1,747,250 shares of Class B common stock subject to options exercisable within 60 days of October 20, 2017. Excludes 500,000 shares of Class B common stock subject to options that are subject to performance-based vesting.
(8)	Consists of (i) 89,227 shares of Class A common stock held of record by Mr. Williams and (ii) 1,255,000 shares of Class B common stock subject to options exercisable within 60 days of October 20, 2017, 131,251 of which shall not vest within 60 days of October 20, 2017 and would, if Mr. Williams exercised them, be subject to a right of repurchase in our favor upon Mr. Williams’ cessation of service prior to vesting. Excludes 300,000 RSUs subject to time-based and performance-based vesting that shall not vest and settle within 60 days of October 20, 2017.
(9)	Consists of (i) 63,750 shares of Class A common stock held of record by Mr. Sangster, (ii) 274,250 shares of Class A common stock subject to options exercisable within 60 days of October 20, 2017, 126,667 of which shall not vest within 60 days of October 20, 2017 and would, if Mr. Sangster exercised them, be subject to a right of repurchase in our favor upon Mr. Sangster’s cessation of service prior to vesting and (iii) 12,500 RSUs that will settle into shares of Class A common stock within 60 days of October 20, 2017. Excludes 175,000 RSUs subject to time-based and performance-based vesting that shall not vest and settle within 60 days of October 20, 2017.
(10)	Consists of (i) 47,812 shares of Class A common stock held of record by Mr. Gomo and (ii) 5,313 RSUs that shall vest and settle within 60 days of October 20, 2017, subject to Mr. Gomo's continued service. Excludes 31,875 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 20, 2017.
(11)	Consists of shares listed in footnote (6) above, which are held by the Riverwood entities.
(12)	Consists of shares of Class A common stock held by Mr. Sinha as of October 20, 2017. On October 27, 2017, Mr. Sinha resigned from our board of directors.
(13)	Consists of 275,000 shares of Class B common stock subject to options exercisable within 60 days of October 20, 2017.
(14)	Consists of (i) 206,250 shares of Class A common stock held of record by the Mhatre Investments LP Fund I, (ii) 397,562 shares of Class A common stock held by Mr. Mhatre, and (iii) the shares listed in footnote (3) above held by the Lightspeed entities.

(15)	Consists of 42,500 shares of Class A common stock held of record by Mr. McAdam and (ii) 5,312 RSUs that shall vest and settle within 60 days of October 20, 2017, subject to Mr. McAdam's continued service. Excludes 37,188 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 20, 2017.

(16)	Consists of (i) 1,779,667 shares of Class A common stock beneficially owned by our executive officers and directors, (ii) 25,210,339 shares of Class B common stock beneficially owned by our executive officers and directors, all of which are vested and no longer subject to our right of repurchase, (iii) 274,250 shares of Class A common stock subject to options exercisable within 60 days of October 20, 2017, 126,667 of which shall not vest within 60 days of October 20, 2017 and would, if exercised, be subject to a right of repurchase in our favor upon a cessation of service prior to vesting, (iv) 4,362,250 shares of Class B common stock subject to options exercisable within 60 days of October 20, 2017, 331,252 of which shall not vest within 60 days of October 20, 2017 and would, if exercised, be subject to a right of repurchase in our favor upon a cessation of service prior to vesting and (v) 26,696 RSUs that shall settle into shares of Class A common stock within 60 days of October 20, 2017. Excludes 1,730,671 RSUs which vest subject to time-based and performance-based vesting conditions that will not be satisfied within 60 days of October 20, 2017.

Executive Officers

The following is biographical information for our executive officers not discussed above, as of the date of this proxy statement:

Name	Age	Position/Office Held With Nutanix
Dheeraj Pandey	42	Chief Executive Officer and Chairman
Duston M. Williams	59	Chief Financial Officer
Louis J. Attanasio	58	Chief Revenue Officer
Sudheesh Nair Vadakkedath	40	President
Sunil Potti	46	Chief Product and Development Officer
David Sangster	53	Executive Vice President, Operations

Our board of directors chooses executive officers, who then serve at the board’s discretion. There is no family relationship among any of our directors or executive officers.

For information regarding Mr. Pandey, please refer to Proposal 1 above titled “Election of Directors.”

Duston M. Williams has served as our Chief Financial Officer since June 2014. Prior to joining us, Mr. Williams served as Chief Financial Officer for Gigamon Inc., a network security company, from March 2012 until June 2014. From March 2011 to January 2012, he served as Chief Financial Officer for SandForce, Inc., a data storage company acquired by LSI Corporation. From July 2010 to February 2011, Mr. Williams served as the Chief Financial Officer of Soraa, Inc., a solid state lighting company. From June 2006 to June 2010, Mr. Williams served as Vice President and Chief Financial Officer of Infinera Corporation, an optical networking systems provider. Mr. Williams holds a B.S. in Accounting from Bentley College and an M.B.A. from the University of Southern California.

Louis J. Attanasio has served as our Chief Revenue Officer since November 2017. From May 2016 until November 2017, Mr. Attanasio served as Executive Vice President and Chief Revenue Officer for Informatica LLC, a data integration and management company. From 1979 to April 2016, he served in various roles at International Business Machines, or IBM, a manufacturer of computer hardware and software, most recently as General Manager Global Sales, IBM Hybrid Cloud, General Manager Global Sales, IBM Systems Middleware, Vice President Global Sales, Cloud & Smarter Infrastructure and Vice President Software Sales, North America - East. Mr. Attanasio holds an A.A.S in Electronics from Rockland Community College - State University of New York.

Sudheesh Nair Vadakkedath has served as our President since February 2016 and was our Senior Vice President, Worldwide Sales and Business Development from April 2014 to February 2016, Vice President of Worldwide Sales from October 2013 to April 2014, and Director of Sales from February 2011 to October 2013. Prior to joining us, Mr. Vadakkedath served as a Consulting Storage Architect for International Business Machines Corporation from May 2009 to February 2011. Mr. Vadakkedath holds a diploma in Instrumentation and Control Engineering with Distinction from Government Polytechnic College, Palghat.

Sunil Potti has served as our Chief Product and Development Officer since February 2016 and was our Senior Vice President, Engineering and Product Management from January 2015 to February 2016. Prior to joining us, Mr. Potti was with Citrix Systems, Inc., a cloud and mobile computing technology company, from April 2009 to January 2015, where he most recently served as Vice President and General Manager and previously as Vice President, Product Management and Marketing. Mr. Potti holds a B.E. in Computer Science from Osmania University and an M.S. in Computer Science from Pennsylvania State University.

David Sangster has served as our Executive Vice President, Operations since February 2016 and was our Senior Vice President, Operations from April 2014 to February 2016 and Vice President, Operations from December 2011 to April 2014. Prior to joining us, Mr. Sangster served as Vice President, Manufacturing Technology at EMC Corporation, an IT storage hardware solutions company, from July 2009 to December 2011. Mr. Sangster holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology, an M.S. in Manufacturing Systems Engineering from Stanford University and an M.B.A. in Operations and Marketing from Santa Clara University.

Executive Compensation

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers as of July 31, 2017, were:

•	Dheeraj Pandey, Chief Executive Officer and Chairman;
•	Duston M. Williams, Chief Financial Officer; and
•	David Sangster, Executive Vice President, Operations.

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends compensation committee meetings and is involved in the determination of compensation for our respective executive officers, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer, and from time to time as necessary, in consultation with our Chief Financial Officer, makes recommendations to our compensation committee regarding short and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

In the fiscal year ended July 31, 2017, our board of directors adopted an Equity Award Delegation Policy, pursuant to which it delegated authority to our Chief Executive Officer, in his capacity as a member of the board of directors, to grant, without any further action required by the board of directors or compensation committee, certain stock options and restricted stock units to employees who are not our executive officers. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the company and to facilitate the timely grant of equity awards to non-executive employees, within specified limits set forth in the Equity Award Delegation Policy, as may be amended by our board of directors from time to time. As part of its oversight function, our compensation committee reviews on a quarterly basis the list of grants awarded under the Equity Award Delegation Policy. The delegation of authority under the Equity Award Delegation Policy is not exclusive, and both our board of directors and our compensation committee retain the right to grant equity awards.

Our compensation committee is authorized, in its sole discretion, to retain the services of one or more compensation consultants, outside legal counsel and such other advisers as necessary to assist with the execution of its duties and responsibilities. During the fiscal year ended July 31, 2017, our compensation committee engaged Compensia, Inc., or Compensia, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Compensia reports directly to our compensation committee and does not provide any non-compensation related services to Nutanix.

Our compensation committee further instructed Compensia to evaluate the following components to assist the committee in establishing compensation for our last fiscal year:

•	Base salary;
•	Target and actual annual incentive compensation;
•	Target and actual total cash compensation (base salary and annual incentive compensation);
•	Long-term incentive compensation (equity awards); and
•	Beneficial ownership of our common stock.

Our compensation committee has reviewed the independence of Compensia, employing the independence factors specified in the NASDAQ listing standards and the SEC’s rules and regulations. Based on this assessment, the compensation committee determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns. In addition, our compensation committee evaluated the independence of its other outside advisors, including outside legal counsel, considering the same independence factors, and concluded their work for our compensation committee does not raise any conflicts of interest or similar concerns.

Fiscal 2017 Summary Compensation Table

The following table presents all of the compensation awarded to, or earned by, our named executive officers during the fiscal year ended July 31, 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Total ($)
Dheeraj Pandey(4)	2017	250,000	6,350,000	(8)	—		80,700	(6)	6,680,700
Chief Executive Officer and Chairman	2016	250,000	—		—		198,258	(5)	448,258
Duston M. Williams	2017	250,000	—		3,660,000		80,700		3,990,700
Chief Financial Officer	2016	250,000	—		—		198,259		448,259
David Sangster	2017	250,000	—		3,050,000	(7)	80,700		3,380,700
Executive Vice President, Operations	2016	250,000	—		—		132,172		382,172
(1)	The amounts in this column represent the aggregate grant-date fair value of stock option awards as computed in accordance with Financial Accounting Standard Board, or FASB, Accounting Standards Codification Topic 718. Assumptions used in the calculation of this amount are included in the notes to our consolidated financial statements in our Annual Report on Form 10-K, as filed with the SEC on September 18, 2017.
(2)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 for RSU awards. The grant date fair value was determined using the closing share price of our common stock on the date of grant.
(3)	The amounts reported represent the amounts paid under our executive bonus plan.
(4)	Mr. Pandey served as our President, Chief Executive Officer and Chairman until February 2016, at which point his title was changed to Chief Executive Officer and Chairman. He continues to hold all of the responsibilities of the principal executive officer.
(5)	Under our executive bonus plan, Mr. Pandey was eligible to receive a payment of $198,258 based on achievement of plan metrics for fiscal 2016. However, Mr. Pandey waived his right to receive incentive payments for fiscal 2016. Thus, the amounts reported as earned in this column were not paid to Mr. Pandey.
(6)	Under our executive bonus plan, Mr. Pandey was eligible to receive a payment of $80,700 based on achievement of plan metrics for fiscal 2017. However, Mr. Pandey waived his right to receive incentive payments for fiscal 2017. Thus, the amounts reported as earned in this column were not paid to Mr. Pandey.
(7)	Mr. Sangster was granted RSUs in fiscal 2017 with a total grant date fair value of $3,050,000, of which $1,220,000 is subject to certain performance conditions which had been assessed as probable of being achieved as of the date of grant.
(8)	Mr. Pandey was granted stock options with a total granted date fair value of $6,350,000, of which $3,275,000 is subject to certain performance conditions which had been assessed as probable of being achieved as of the date of grant.

Employment, Severance and Change in Control Agreements

Dheeraj Pandey

We entered into an employment letter with Dheeraj Pandey, our Chief Executive Officer and Chairman on February 26, 2015. The employment letter does not have a fixed expiration date and Mr. Pandey’s employment is at-will. Mr. Pandey’s current annual base salary is $250,000, and he is currently eligible to earn annual incentive compensation with a target equal to $150,000, based upon achievement of milestones determined by our board of directors or compensation committee for each fiscal year. Pursuant to his employment letter, shortly after its effectiveness, Mr. Pandey was eligible to receive an amount to put him in the same position he would have been in if his base salary change had been paid at the current level since April 1, 2014. Mr. Pandey waived this right to a retroactive increase.

In connection with entering into the employment letter, we granted Mr. Pandey four RSU grants under our 2010 Plan and RSU agreements covering an aggregate of 1,900,000 shares as follows: (1) 1,187,500 shares subject to quarterly time-based vesting over four years, or Time-Based RSUs, provided that a liquidity event (i.e., the occurrence prior to April 15, 2021 of: a change in control transaction or the one-month anniversary of the expiration of the lock-up established in connection with this offering) must occur for vesting to occur, subject to his continued service through each applicable vesting date; (2) 316,666 shares that vest one month after the expiration of the lock-up period established in connection with this offering, subject to his continued service through the applicable vesting date, or IPO RSUs; (3) 197,917 shares that commence vesting on the one-year anniversary of this offering and vest quarterly thereafter over four years, subject his to continued service through the applicable vesting dates, or First Milestone RSUs; and (4) 197,917 shares that commence vesting on the two-year anniversary of this offering and vest quarterly thereafter over four years, subject to his continued service through the applicable vesting dates, or the Second Milestone RSUs. The IPO RSUs, the First Milestone RSUs and the Second Milestone RSUs require the one-month anniversary of the expiration of the lock-up period to occur by April 15, 2019 for vesting to occur. If in connection with a corporate transaction (i.e., a change in control transaction), the Time-Based RSUs are not assumed by our successor, then 100% of the Time-Based RSUs accelerate prior to the corporate transaction. Upon Mr. Pandey’s death or disability, 100% of the Time-Based RSUs accelerate. If during Mr. Pandey’s service, a corporate transaction occurs with net proceeds available to stockholders equal to (x) $5 billion or more, then 100% of the IPO RSUs, the First Milestone RSUs and the Second Milestone RSUs vest; (y) $2.5 billion or more but less than $5 billion, then the 100% of the unvested portion of the IPO RSUs and the First Milestone RSUs vest and the unvested portions of the Second Milestone RSUs terminate without consideration; and (z) less than $2.5 billion, then the unvested portions of the IPO RSUs, the First Milestone RSUs and the Second Milestone RSUs all terminate without consideration.

In March 2016, Mr. Pandey voluntarily forfeited his rights with respect to the entirety of the IPO RSUs, the First Milestone RSUs and the Second Milestone RSUs, as a result of which these RSUs have been cancelled in their entirety, as well as his rights with respect to the last 587,500 shares eligible to vest under the Time-Based RSUs, as a result of which only 600,000 shares remain subject to the Time-Based RSUs.

If, at any time prior to a corporate transaction or more than 12 months following a corporate transaction, Mr. Pandey’s employment is terminated by us other than for cause (as defined below), death or disability or Mr. Pandey resigns for good reason (as defined below), then subject to Mr. Pandey signing a release of claims and complying with certain covenants, Mr. Pandey will receive: (1) continuing payments of base salary for a period of 12 months; (2) a lump-sum payment equal to 60% of the base salary (pro-rated for time served during the year of termination); (3) reimbursement of COBRA premiums for 12 months; (4) acceleration of 50% of the unvested Time-Based RSUs so long as a liquidity event has occurred prior to such termination; and (5) an extended post-termination exercise period of stock options for 24 months after termination.

If, within 12 months following a corporate transaction, Mr. Pandey’s employment is terminated by us other than for cause, death or disability or Mr. Pandey resigns for good reason, then subject to Mr. Pandey signing a release of claims and complying with certain covenants, Mr. Pandey will receive: (1) a lump-sum payment equal to 12 months base salary; (2) 100% of Mr. Pandey’s target bonus for the year of the termination of his employment; (3) reimbursement of COBRA premiums for 12 months; (4) 100% acceleration of the unvested Time-Based RSUs so long as a liquidity event has occurred prior to such termination; and (5) an extended post-termination exercise period of stock options for 24 months after termination.

For purposes of Mr. Pandey’s employment letter, “cause” means generally:

•	an act of dishonesty by him made in connection with his responsibilities as an employee which causes material economic injury to us;
•	his conviction of, or plea of nolo contendere to, a felony or any crime of fraud, embezzlement or moral turpitude;
•	his acts of gross misconduct in the performance of his job duties which cause material economic injury to us;
•	his unauthorized use or disclosure of material proprietary information of ours or any party to whom executive owes an obligation of non-disclosure; or
•	his repeated and intentional failure to follow a lawful directive of the board of directors.

For purposes of Mr. Pandey’s employment letter, “good reason” means generally the occurrence of any of the following without his consent:

•	a significant reduction of his duties, position or responsibilities;
•	a significant reduction in his base salary;
•	a material reduction in employee benefits;
•	his relocation of his primary place of work by more than 50 miles; or
•	any attempt by us or a successor to cancel to terminate his employment letter.

Duston Williams

We entered into an employment letter with Duston Williams, our Chief Financial Officer, on April 26, 2014. The employment letter has an indefinite term and Mr. Williams’ employment is at-will. Mr. Williams’ current annual base salary is $250,000, and he is currently eligible to earn annual incentive compensation with a target equal to $150,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.

In connection with his hire, Mr. Williams was granted two option grants and one RSU grant covering an aggregate of 1,460,000 shares under our 2010 Plan and the terms of the relevant option grant and RSU agreements, as follows: (1) 1,050,000 shares subject to monthly time-based vesting over four years with a one-year vesting cliff, or Williams Initial Options; (2) 205,000 shares that which vested in full upon the effective date of the our IPO, or Williams IPO Options; and (3) 205,000 shares that vested in full on June 9, 2017, or the Williams Post-IPO RSUs.

If in connection with a triggering event, the Williams Initial Options are not assumed by our successor, then 100% of the then-unvested Williams Initial Options will accelerate prior to the triggering event, subject to Mr. Williams signing a release of claims and complying with certain covenants.

If, at any time prior to a triggering event, Mr. Williams’ employment is terminated by us other than for cause, then subject to Mr. Williams signing a release of claims and complying with certain covenants, Mr. Williams will receive (i) acceleration of 3/48th of the then-unvested Williams Initial Options and (ii) continuing payments of base salary for a period of six months.

If, upon or within 12 months following a triggering event, Mr. Williams’ employment is terminated by us other than for cause, or Mr. Williams’ resigns for good reason, then subject to Mr. Williams signing a release of claims and complying with certain covenants, Mr. Williams will receive (i) 100% acceleration of the then-unvested Williams Initial Options and (ii) continuing payments of base salary for a period of six months.

For purposes of Mr. Williams’ employment letter, “cause” has the same meaning as defined in the 2010 Plan and means generally:

•	his willful failure to perform his duties and responsibilities to us or his violation of any written policy;
•	his commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to us;
•	his unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom executive owes an obligation of nondisclosure as a result of his relationship with us; or
•	his material breach of any of his obligations under any written agreement or covenant with us.

For purposes of Mr. Williams’ employment letter, “good reason” means generally the occurrence of any of the following without his consent:

•	a significant reduction of his duties, position or responsibilities;
•	a significant reduction in his base salary;
•	a material reduction in employee benefits; or
•	his relocation of his primary place of work by more than 50 miles.

Mr. Williams is a participant in the Change of Control and Severance Policy, which is described below.

David Sangster

We entered into an employment letter with David Sangster, our Executive Vice President, Operations, on October 17, 2011. The employment letter has an indefinite term and Mr. Sangster’s employment is at-will. Pursuant to the employment letter, Mr. Sangster’s initial annual base salary was $190,000. Mr. Sangster’s current annual base salary is $250,000, and he is currently eligible to earn annual incentive compensation with a target equal to $150,000, based upon achievement of milestones determined by our board of directors or compensation committee for each fiscal year.

In connection with his hire, Mr. Sangster was granted a stock option under our 2010 Plan and option agreement to purchase 350,000 shares which is now vested in full.

Mr. Sangster is a participant in the Change of Control and Severance Policy, which is described below.

Change of Control and Severance Policy

In August 2016, we adopted a Change of Control and Severance Policy, or the severance policy, pursuant to which a designated employee is eligible to receive severance benefits in lieu of any other severance payments and benefits, subject to the employee signing a participation agreement. Each of our named executive officers is eligible to participate in the severance policy. Generally, if a participant’s employment is terminated within three months prior to or 12 months following the consummation of a change of control, which such period is referred to as the change of control period, either by us or a subsidiary of ours other than for cause, death or disability or by the participant for good reason, then the severance policy provides for:

(1)	the applicable percentage of the then-unvested shares subject to each of the participant’s then-outstanding time-based equity awards, except for performance-based equity awards that were converted by their terms into time-based equity awards upon a change of control transaction, will immediately vest and become exercisable, with such percentage being 100% for each of the named executive officers,
(2)	a lump sum payment equal to the participant’s annual base salary, as in effect immediately prior to the participant’s termination or, if the termination is due to a resignation for good reason based on a material reduction in base salary, immediately prior to such reduction, or immediately prior to the change of control, whichever is greater, multiplied by 100% for our Chief Executive Officer and 75% for each of our other named executive officers,

(3)	a lump sum payment equal to the participant’s target annual bonus as in effect for the fiscal year in which his or her termination of employment occurs, multiplied by 100% for our Chief Executive Officer and 75% for each of our other named executive officers, and
(4)	payment or reimbursement of the cost of continued health benefits for a period of up to 12 months for our Chief Executive Officer and nine months for each of our other named executive officers.

In order to receive severance benefits under the severance policy, a participant must timely execute and not revoke a release of claims in favor of us. In addition, the severance policy provides that, if any payment or benefits to a participant, including the payments and benefits under the severance policy, would constitute a “parachute payment” within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (2) not reduced, whichever, after taking into account all applicable federal, state and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

For purposes of the severance policy, “cause” means any of the following reasons (with any references to us interpreted to include any subsidiary, parent, affiliate or successor of ours):

•	the participant’s willful failure to perform his or her duties and responsibilities to us or the participant’s violation of any written policy of ours;
•	the participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to us;
•	the participant’s unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom the participant owes an obligation of nondisclosure as a result of his or her relationship with us; or
•	the participant’s material breach of any of his or her obligations under any written agreement or covenant with us.

For purposes of the severance policy, “good reason” means the participant’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the participant’s express written consent:

•	a material reduction of the participant’s duties, authorities or responsibilities relative to the participant’s duties, authorities or responsibilities in effect immediately prior to such reduction;
•	a material reduction by us in the participant’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of ours will not constitute “good reason”;
•	a material change in the geographic location of the participant’s primary work facility or location; provided, that a relocation of less than 35 miles from the participant’s then present location will not be considered a material change in geographic location; or
•	our failure to obtain from any successor or transferee of ours an express written and unconditional assumption of our obligations to the participant under the severance policy.

In order for the participant’s termination of his or her employment to be for good reason, the participant must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a cure period of 30 days following the date of written notice, such grounds must not have been cured during such time, and the participant must terminate his or her employment within 30 days following the expiration of our 30-day cure period.

Executive Bonus Plan

Our board of directors adopted the Executive Incentive Compensation Plan, or the Executive Bonus Plan. Our Executive Bonus Plan will allow our compensation committee to provide incentive awards to employees selected by our compensation committee, including our named executive officers.

Under our Executive Bonus Plan, our compensation committee determines the performance goals (if any) applicable to any award or portion of an award. The performance goals include attainment of research and development milestones, billings, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer-related measures, customer retention rates, business unit or division, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization, earnings before taxes and net earnings), earnings per share, employee retention, employee mobility, expenses, geographic expansion, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, hiring targets, internal rate of return, inventory turns, inventory levels, market share, milestone achievements, net billings, net income, net profit, net revenue margin, net sales, new customers, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, origination volume, overhead or other expense reduction, penetration in Global 2000 accounts, product defect measures, product development, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales efficiency, sales results, sales growth, stock price, time to market, total stockholder return, units sold (total and new), working capital, and individual objectives such as MBOs, peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

Our compensation committee administers our Executive Bonus Plan. The administrator of our Executive Bonus Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash in a single lump sum only after they are earned, which usually requires continued employment through the last day of the performance period and the date the actual award is paid. If a participant terminates employment because of death or disability before the actual award is paid, the award may be paid to the participant’s estate or to the participant, as applicable, subject to the administrator’s discretion to reduce or eliminate the award.

Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Executive Bonus Plan.

Our board of directors and our compensation committee have the authority to amend, alter, suspend or terminate our Executive Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of July 31, 2017:

	Option Awards						Stock Awards
Named Executive Officer	Grant Date	Option Awards- Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration date	Number of Shares That Have Not Vested (#)	Market value of Shares of Stock That Have Not Vested ($)(1)
Dheeraj Pandey	3/28/2012(2)	886,000	—	$0.49	3/27/2022	—	—
	6/13/2012(3)	705,000	—	$0.49	6/12/2022	—	—
	9/16/2016(4)	104,166	395,834	$12.00	9/15/2026	—	—
	9/16/2016(5)	—	166,666	$12.00	1/1/2023	—	—
	9/16/2016(6)	—	166,667	$12.00	1/1/2023	—	—
	9/16/2016(7)	—	166,667	$12.00	1/1/2023	—	—

Duston M. Williams	6/19/2014(8)	809,374	240,626	$3.20	6/18/2024	—	—
	6/19/2014(9)	205,000	—	$3.20	6/18/2024	—	—
	9/16/2016(10)	—	—	—	—	300,000	$6,375,000

David Sangster	7/17/2013(11)	4,000	—	$1.22	7/16/2023	—	—
	5/20/2014(12)	146,749	166,251	$3.20	5/19/2024	—	—
	9/16/2016(13)	—	—	—	—	100,000	$2,125,000
	9/16/2016(14)					100,000	$2,125,000
(1)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on the NASDAQ on July 31, 2017 (the last trading day of our fiscal year), which was $21.25 per share.
(2)	The shares became vested monthly over two years beginning on March 15, 2012. They were fully vested on March 15, 2014.
(3)	The shares became vested monthly over two years beginning on March 15, 2012. They were fully vested on March 15, 2014.
(4)	The option is subject to an early exercise provision and is immediately exercisable, subject to the Company's right of repurchase. The shares become vested monthly over four years and will be fully vested on September 16, 2020, subject to Mr. Pandey's continued service to Nutanix.
(5)	The shares will vest on the later of (a) January 1, 2019, or (b) the board of director's (or its compensation committee’s) certification that Nutanix has achieved the First Milestone (as defined in Mr. Pandey’s grant agreement). Notwithstanding the foregoing, in the event the First Milestone is not achieved by January 1, 2023, any remaining unvested portion of the shares shall terminate in their entirety. All shares are subject to continuous status through the applicable vesting date.
(6)	The shares will vest on the later of (a) January 1, 2020, or (b) the board of director's (or its compensation committee’s) certification that Nutanix has achieved the Second Milestone (as defined in Mr. Pandey’s grant agreement). Notwithstanding the foregoing, in the event the Second Milestone is not achieved by January 1, 2023, any remaining unvested portion of the shares shall terminate in their entirety. All shares are subject to continuous status through the applicable vesting date.
(7)	The shares will vest on the later of (a) January 1, 2021, or (b) the board of director's (or its compensation committee’s) certification that the Company has achieved the Third Milestone (as defined in Mr. Pandey’s grant agreement). Notwithstanding the foregoing, in the event the Third Milestone is not achieved by January 1, 2023, any remaining unvested portion of the shares shall terminate in their entirety. All shares are subject to continuous status through the applicable vesting date.
(8)	The option is subject to an early exercise provision and is immediately exercisable, subject to our right of repurchase. The shares became vested as to 25% of the shares on June 9, 2015 and vest monthly thereafter and will be fully vested on June 9, 2018, subject to Mr. Williams’ continued service to Nutanix.
(9)	The option became fully vested on September 29, 2016 (the one-year anniversary of the effective date of our IPO registration statement).
(10)	The shares vest quarterly over three years beginning on March 15, 2018 and will be fully vested on December 15, 2020, subject to Mr. Williams’ continued service to Nutanix.
(11)	The shares became vested monthly over four years beginning on July 18, 2013. They were fully vested on June 18, 2017.
(12)	The shares became vested monthly over four years beginning on May 1, 2015 and will be fully vested on April 1, 2019, subject to Mr. Sangster’s continued service to Nutanix.

(13)	The shares vest quarterly over three years and will be fully vested on June 15, 2019, subject to Mr. Sangster’s continued service to Nutanix.
(14)	One-third of the shares vest on the later of January 1, 2019 or upon the certification of the achievement of the performance criteria as set forth in Mr. Sangster’s grant agreement. One-third of the shares vest the later of January 1, 2020 or upon the achievement of the performance criteria as set forth in Mr. Sangster’s grant agreement. One-third of the shares vest the later of January 1, 2021 or upon the certification of the achievement of the performance criteria as set forth in Mr. Sangster’s grant agreement. All shares are subject to continuous service to Nutanix through the applicable vesting date.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of July 31, 2017. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(3)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity plans approved by stockholders	37,744,801	$4.59	17,703,535
Equity plans not approved by stockholders	—	—	—
(1)	The weighted average exercise price is calculated based solely on outstanding stock options, and does not take into account stock underlying restricted stock units, which generally have no exercise price.
(2)	Includes 15,149,589 shares reserved for future equity grants under our 2016 Equity Incentive Plan, or 2016 Plan, and 2,553,946 shares reserved for future stock purchase plan awards under our 2016 Employee Stock Purchase Plan, or ESPP. Our 2016 Plan provides that the total number of shares reserved for issuance under the 2016 Plan will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 18,000,000 shares, (ii) 5% of the outstanding shares of all classes of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that the number of shares of our Class A common stock available for sale under our 2016 ESPP will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 3,800,000 shares, (ii) 1% of the outstanding shares of our Class A common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Accordingly, on August 1, 2017, the number of shares of Class A common stock available for issuance under our 2016 Plan and our ESPP increased by 7,731,826 shares and 1,546,365 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	Includes 20,334,531 outstanding stock options, 17,376,090 outstanding RSUs and 34,180 outstanding common stock warrants.

Certain Relationships and Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed above in the section titled “Executive Compensation,” the following is a description of each transaction since August 1, 2016 and each currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or entities affiliated with them, or any immediate family members of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Officers

On September 6, 2016, we completed the acquisition of PernixData, Inc. for 1,711,019 shares of our Class B common stock and contingent consideration of up to $7.5 million in cash, which may be payable over the next three years upon the achievement of certain operating milestones. Entities affiliated with Lightspeed Venture Partners, including Lightspeed Venture Partners VIII, L.P., or Lightspeed VIII, collectively owned approximately 26.4% of the outstanding capital stock of PernixData immediately prior to the completion of the acquisition, and received 625,478 shares of our Class B common stock in the transaction (of which 435,115 were received by Lightspeed VIII), as well as the right to receive up to approximately $2.7 million in cash in the event the contingent consideration becomes payable. As of October 20, 2017, entities affiliated with Lightspeed Venture Partners, collectively, beneficially owned approximately 22.1% of our Class B common stock and approximately 7.3% of all our outstanding Class A common stock and Class B common stock combined. Bipul Sinha, a former member of our board of directors, was also a director of PernixData and is affiliated with Lightspeed Venture Partners, but did not receive any financial benefit from the transaction other than through his affiliation with Lightspeed Venture Partners. Ravi Mhatre, a member of our board of directors, is affiliated with Lightspeed Venture Partners, and shares voting and dispositive power with respect to shares held by the Lightspeed entities that held shares in PernixData, as well as the Lightspeed entities that held shares of our Class B common stock prior to the acquisition, and did not otherwise receive any financial benefit from the transaction. Messrs. Mhatre and Sinha recused themselves from discussions between the companies and all deliberations of our board of directors regarding the acquisition.

In March 2017 we entered into an agreement with ServiceNow, Inc., the company for which one of our non-employee directors, Michael P. Scarpelli, serves as the Chief Financial Officer. Pursuant to the agreement, we will purchase ServiceNow products and services over a 33-month term for a total value of approximately $673,000. In the fiscal year ended July 31, 2017, we purchased approximately $205,200 of products and services from ServiceNow under this agreement.

Stock Option Grants to Executive Officers and Directors

We have granted stock options and RSUs to our named executive officers. For a description of these options, see the sections titled “Executive Compensation-Outstanding Equity Awards at Fiscal 2017 Year-End”.

Policies and Procedures for Related-Party Transactions

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related-party transaction with us without the consent of our audit committee, subject to the exceptions described below.

In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed $120,000 in any fiscal year, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of Nutanix’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Nutanix. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended July 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for one Form 4 filed late by Jeffrey T. Parks to report sales of shares by various Riverwood Capital Partner entities pursuant to a 10b5-1 plan and one Form 4 filed late by each of Steven J. Gomo and John McAdam to report standard vesting of restricted stock units.

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the virtual annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended July 31, 2017 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at http://ir.nutanix.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2017 is available without charge upon written request to our Secretary at 1740 Technology Dr., Suite 150, San Jose, California 95110.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NTNX**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E34125-P97948

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUTANIX, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors

Nominees:	For	Against	Abstain
1a. Susan L. Bostrom	☐	☐	☐
1b. Steven J. Gomo	☐	☐	☐
1c. Jeffrey T. Parks	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. The ratification of Deloitte & Touche LLP as our independent auditor for fiscal 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

E34126-P97948

NUTANIX, INC.
Annual Meeting of Stockholders
December 18, 2017 9:00 AM PST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dheeraj Pandey and Duston Williams, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NUTANIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST on December 18, 2017, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side